Exhibit 99.1

The Middleby Corporation Prepays $5 million on Notes to Maytag

    ELGIN, Ill.--(BUSINESS WIRE)--Aug. 11, 2003--The Middleby Corporation (NASDAQ:MIDD), one of the world's leading manufacturers and marketers of restaurant and foodservice cooking equipment, today made an additional $5 million prepayment on notes due to Maytag Corporation.
    The note prepayment was funded from $2.8 million of borrowings under the company's revolving credit facility and $2.2 million of existing cash balances. Borrowings under the revolving credit facility are assessed interest at a floating rate of 3% above LIBOR, which is currently 1.17%.
    Selim A. Bassoul, President and Chief Executive Officer, commented "With this recent payment, a total of $16 million has been prepaid on the Maytag notes reducing the remaining balance to $5 million. The Maytag notes carry an interest rate of 12%. We have reduced our total outstanding debt by approximately $15 million to $73 million as compared to $88 million at the end of 2002."

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.

    CONTACT: The Middleby Corporation
             Selim A. Bassoul, 847-429-7788
             David B. Baker, 847-429-7915
             Timothy J. FitzGerald, 847-429-7744